Issuer Free Writing Prospectus dated February 3, 2014

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated January 23, 2014 and

Registration Statement No. 333-193043

Update to Preliminary Prospectus

Issued February 3, 2014

This free writing prospectus relates only to the initial public offering of shares of common stock of Genocea Biosciences, Inc. (the “Company”) and should be read together with the preliminary prospectus (the “Preliminary Prospectus”), subject to completion, dated January 23, 2014, included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-193043), relating to the Company’s initial public offering.  The most recent amendment to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1457612/000104746914000293/a2217969zs-1a.htm

This free writing prospectus contains information that supplements and updates the information in the Preliminary Prospectus. You should read Amendment No. 2 carefully before deciding to invest in our common stock.

The following summarizes the information that supplements and updates the Preliminary Prospectus:

In an interim analysis in our current Phase 1/2a trial of GEN-003 in an exploratory analysis of  the impact on clinical symptoms of HSV-2 as measured by ulcer days, or the number of days of self-reported observation of ulcers over a four-week period by subjects, GEN-003 showed a statistically significant (p <0.001) reduction at the 30 µg dose (n=29 subjects) immediately after three doses and at six months after the third dose of GEN-003.  The reduction for the 30 µg dose at six months post treatment was 72%.  The table below shows the number of ulcer days reported prior to treatment, immediately post treatment with three doses and at six months after the third dose for each of the doses measured in the trial, on a weighted-average basis for each dose cohort:

Self-Reported Days With Ulcers Over a Four-Week Period

	10 µg	30 µg	100 µg	placebo
Baseline (prior to treatment)	9.94	9.24	6.66	7.06
Immediately post-treatment	7.85	3.91	2.35	7.74
Six months post-treatment	8.47	2.59	4.89	7.72

While these are interim data from an early stage clinical trial in a limited number of subjects, we believe this endpoint or one that similarly measures impact on disease will be the endpoint for demonstrating efficacy in pivotal studies of GEN-003.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the offices of: Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling

(800) 831-9146, or by emailing batprospectusdept@citi.com, or Cowen and Company c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (631) 274-2806, or by fax (631) 254-7140. You may obtain a copy of the most recent amendment to the registration statement at http://www.sec.gov/Archives/edgar/data/1457612/000104746914000293/a2217969zs-1a.htm